Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 10, 2026, with respect to the financial statements of MassMutual Ascend Life Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information which is part of the Registration Statement.

/s/ KPMG LLP

Cincinnati, Ohio

April 29, 2026